Exhibit 99.1

Sealed Air Appoints Anthony Allott to Board of Directors

CHARLOTTE, N.C., October 1, 2024 – Sealed Air Corporation (NYSE: SEE) today announced the appointment of Anthony (Tony) Allott to its Board of Directors.

Tony is an experienced senior executive in the packaging sector. For 16 years, Tony was Chief Executive Officer and President of Silgan Holdings Inc., a publicly traded global manufacturer of sustainable rigid packaging for consumer goods products, where he continues to serve as Chairperson of the Silgan board in a non-executive capacity. Tony joined Silgan in 2002 as Executive Vice President and Chief Financial Officer.

Prior to Silgan, Tony served for six years as Senior Vice President and Chief Financial Officer of Applied Extrusion Technologies, Inc., a manufacturer of flexible packaging, joining the company as they completed an acquisition quintupling its size. He started his career as a Certified Public Accountant with Deloitte.

Tony earned his Bachelor of Science in business administration from Boston University. He is also a co-founder and partner of Waypoint Investors, LLC, where he serves in a director capacity for invested private companies.

“Tony brings extensive packaging sector experience with a track record of creating shareholder value to Sealed Air’s Board. We look forward to leveraging his experience in managing packaging businesses with diversified portfolios to help accelerate our transformation,” said Henry Keizer, Sealed Air’s Board Chairman.

“I am honored to join the Sealed Air Board at a pivotal time in the company’s journey and look forward to partnering with the leadership team and the Board to help the company achieve long-term profitable growth,” said Mr. Allott.

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About Sealed Air
Sealed Air Corporation (NYSE: SEE), is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. Sealed Air designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science, e-commerce retail, logistics and omnichannel fulfillment operations, and industrials. Our globally recognized solution brands include CRYOVAC® brand food packaging, LIQUIBOX® brand liquids systems, SEALED AIR® brand protective packaging, AUTOBAG® brand automated packaging systems, and BUBBLE WRAP® brand packaging. In 2023, Sealed Air generated $5.5 billion in sales and has approximately 17,000 employees who serve customers in 115 countries/territories.
www.sealedair.com

Website Information
We routinely post important information for investors on our website, sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Company Contacts

Investors
Brian Sullivan
brian.c.sullivan@sealedair.com
704.503.8841

Louise Lagache
louise.lagache@sealedair.com

Media
Amanda Hoggarth
amanda.hoggarth@sealedair.com